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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person*

   Dietze              Katherine                   E.
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   (Last)               (First)                 (Middle)

   6820 Academy Parkway East, N.E.
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                                    (Street)

   Albuquerque                        NM                         87109
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   (City)                           (State)                       (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

   10-19-98
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol

   LighPath Technologies, Inc    LPTHA
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X] Director                             [ ] 10% Owner
   [ ] Officer (give title below)           [ ] Other (specify below)

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6. If Amendment, Date of Original (Month/Year)

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7. Individual or Joint/Group Filing  (Check applicable line)

   [X] Form Filed by One Reporting Person
   [ ] Form Filed by More than One Reporting Person
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                                   Page 1 of 2

             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 4. Nature of
                                             3. Ownership Form:     Indirect
                     2. Amount of Securities    Direct (D) or       Beneficial
1. Title of Security    Beneficially Owned      Indirect (I)        Ownership
   (Instr. 4)           (Instr. 4)              (Instr. 5)          (Instr.5)
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*  If the Form is  filed by more  than one  Reporting  Person,  see  Instruction
   5(b)(v)
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                       3. Title and Amount                   5. Owner-
                                          of Securities                         ship
                                          Underlying Derivative                 Form of
                2. Date Exercisable       Security (Instr. 4)                   Derivative
                   and Expiration Date   ---------------------  4. Conver-      Security:
                   (Month/Day/Year)                    Amount      sion or      Direct    6. Nature of
1. Title of     ----------------------                 or          Exercise     (D) or       Indirect
   Derivative     Date       Expira-                   Number      Price of     Indirect     Beneficial
   Security       Exer-      tion                      of          Derivative   (I)          Ownership
   (Instr. 4)     cisable    Date          Title       Shares      Security     (Instr.5)    (Instr.5)
-------------------------------------------------------------------------------------------------------
Stock Option-     9/99
Director Plan   to 10/2001   10/2008   Class A Common   10,000       $2.84         D
-------------------------------------------------------------------------------------------------------

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=======================================================================================================

Explanation of Responses:

/s/ Katherine E. Dietze                                     10-26-98
---------------------------------                           --------
  **Signature of Reporting Person                             Date

** Intentional  misstatements or omissions of facts constitute  Federal Criminal
   Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

      Alternatively,   this  form  is  permitted  to  be  submitted  to  the
      Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

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